SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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JCM PARTNERS, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 26, 2004

Dear JCM Investor:

On May 17th, JCM filed its first quarter results with the SEC. Enclosed is a summary of that filing. The enclosed materials do not contain management’s discussion and analysis of financial condition and results of operations or other information contained in the Form 10-Q that was filed. Accordingly, the enclosed materials are qualified by the information contained in the Form 10-Q. A complete copy of this report can be obtained from the SEC’s website at www.sec.gov or from JCM. If you would like to receive a photo copy and/or to be placed on a list of recipients of future full reports, simply call Liz Bacon. We will gladly mail a photo copy of the full report to anyone who requests it.

Highlights of the third quarter’s results include:

•	Funds From Operations (FFO) was $2.8 million, or $0.04 per unit.

•	Cash provided by operating activities was $4.2 million.

•	Rental revenue from continuing operations was up approximately 1.4% from the same quarter last year.

•	Residential occupancy for the quarter averaged 94.6%.

•	Distributions to members during the quarter totaled $1,670,952.

•	JCM spent $938,800 purchasing:

1.	513,483 Class 1 Units;

2.	19,657 Class 2 Units; and

3.	105,508 Class 3 Units.

By now you should have received your 2004 Proxy Statement. To provide you with an opportunity to discuss this year’s proposals and to obtain answers to your questions, JCM will conduct two town-hall member meetings prior to the annual membership meeting scheduled for June 22nd in Sacramento, California.

The first town-hall meeting will be held at Faith Christian Fellowship in Walnut Creek, California on Friday, May 28th. The second meeting will be held at South Christian High School in Grand Rapids, Michigan on Friday, June 4th. I hope you will be able to attend one of these meetings. Detailed information regarding times and locations was included with the proxy package that was mailed to you on May 17th.

This year’s annual member meeting will again set forth a couple of important proposals that require your careful consideration. Your vote on these matters is extremely important to the future of JCM. While a detailed description of these proposals is set forth in the Proxy Statement, I would like to say a few words regarding some of the rationale behind Proposals #2 and #3.

When the bankruptcy proceedings were in full swing and the notion of JCM was still being referred to as ONECO, I believe the Creditors’ Committee had serious reservations regarding the survivability of the proposed new company. As a consequence, much of the draft Operating Agreement focused on topics like liquidation, shutdown and exit strategies. For example, the Agreement gives every investor the right to demand in 2005 that the company redeem their units in 2007. However, the Agreement effectively gives JCM a two-year interest-free loan to satisfy this “put right”, because the company is currently not allowed to redeem any units until June 30, 2007.

It’s now four years since the bankruptcy proceedings. I think most would agree that JCM has been quite successful. Further, it is JCM’s current intent to do its best to redeem all put units as quickly as possible, provided such redemptions are prudent and in JCM’s best interest. Therefore, Proposal #2 provides that distributions made to Class 1 unitholders twelve or more months following the Class 1 put date will not be counted against the put price. Proposal #3 makes the same accommodation for Class 2 Units.

Of equal importance is a provision that allows JCM to redeem put units in any sequence. This provision would allow the company the flexibility to redeem units at its discretion before June 30, 2007 if the Company determines at that time that this is the prudent thing to do. For example, it could decide to reduce operating expenses quickly by using small amounts of cash to redeem the smallest unitholders first.

I hope you will vote YES on Proposals #2 and #3.

No matter what you decide, please be certain to vote. It is important that your vote be reflected in the direction our company takes. I look forward to talking with you at one of our scheduled town-hall meetings. Whatever you decide to do, please return your ballot to JCM by Friday, June 18th. Failure to do so will have the same result as a “no” vote on each of these proposals.

So far, JCM has received Unit Conversion Forms for about 71% of JCM’s outstanding units. About 54% of the responding units have elected to convert to Class 3 Units; 17% have chosen Class 2 Units; and 29% have elected to remain in Class 1 Units.

In April, JCM repurchased 309,600 Class 1 Units, 3,500 Class 2 Units and 65,000 Class 3 Units at an average price of $1.56 per unit.

I am available at JCM every Monday through Wednesday (888-880-1966). If you wish to talk with me at any other time, feel free to call me on my cell phone at 415-608-7000.

Sincerely,

Michael W. Vanni
Chairman

Board of Managers: Henry Conversano, Frank Deppe, Henry Doorn, Jr., Gayle Ing (CEO), Marvin Helder (Vice-Chairman), Kenneth Horjus, James Mol, Lois Mol, Neal Nieuwenhuis, Michael Vanni (Chairman)

JCM PARTNERS, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS

Real estate investments, net	$237,838,721	$240,487,447
Real estate investments held for sale	5,117,110	4,632,636
Cash	5,446,736	6,972,448
Restricted cash	1,134,440	2,460,650
Rents receivable	152,694	200,308
Prepaid expenses	1,663,268	1,141,212
Deferred costs, net	2,030,329	2,118,896
Other assets	2,527,392	1,313,251

TOTAL ASSETS	$255,910,690	$259,326,848

LIABILITIES, MEMBERS’ UNITS AND RETAINED EARNINGS

LIABILITIES:
Mortgages payable	$184,786,941	$185,461,243
Tenants’ security deposits	2,942,521	2,886,954
Accounts payable and accrued expenses	2,732,369	3,147,458
Accrued interest	962,129	961,808
Unearned rental revenue	207,710	165,736

Total liabilities	191,631,670	192,623,199

MEMBERS’ UNITS AND RETAINED EARNINGS

Redeemable Units(See Note 4) 42,369,779, redeemable Class 1 Units, $1 par value and 79,804,420 redeemable Class 1 Units, $1 par value outstanding at March 31, 2004 and December 31, 2003, respectively;	32,655,210	63,624,360
10,391,652 redeemable Class 2 Units, $1 par value outstanding at March 31, 2004	8,009,047	—

Preferred units No undesignated Preferred Units authorized or outstanding, at March 31, 2004 and not authorized nor outstanding at December 31, 2003	—	—

Non-Redeemable Units 26,404,341 Class 3 Units, $1 par value outstanding at March 31, 2004	20,350,337	—

Retained Earnings	3,264,426	3,079,289

TOTAL LIABILITIES, MEMBERS’ UNITS AND RETAINED EARNINGS	$255,910,690	$259,326,848

See notes to condensed consolidated financial statements.

JCM PARTNERS, LLC

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2004	2003
REVENUES:
Rental	$13,050,130	$12,874,610
Interest	19,639	52,176

Total revenues	13,069,769	12,926,786

OPERATING EXPENSES:
Interest expense	2,872,075	2,942,085
Operating and maintenance	4,094,618	3,675,090
Depreciation and amortization	2,408,526	2,264,358
General and administrative	903,592	999,341
Real estate taxes and insurance	1,383,511	1,259,423
Utilities	1,016,176	908,939
Prepayment penalty	—	303,483
Write off of deferred debt issuance costs	—	10,578

Total expenses	12,678,498	12,363,297

Net Income before discontinued operations	391,271	563,489

Discontinued operations:
Loss on impairment of assets	(250,000)	—
Discontinued operations, net	43,866	(7,529)

Loss from discontinued operations	(206,134)	(7,529)

NET INCOME	$185,137	$555,960

Income (loss) per outstanding Unit:
From continuing operations	$0.00	$0.01
From discontinued operations	$(0.00)	$(0.00)

NET INCOME PER UNIT-
Basic and diluted	$0.00	$0.01

WEIGHTED AVERAGE UNITS OUTSTANDING
Basic and diluted	79,291,816	83,255,265

See notes to condensed consolidated financial statements.

JCM PARTNERS, LLC

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$185,137	$555,960
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	23,369	21,059
Loss on impairment of assets	250,000	—
Depreciation and amortization	2,408,527	2,264,358
Depreciation and amortization from discontinued operations	17,660	40,807
Write off of deferred debt issuance costs	—	10,578
Effect of changes in:
Restricted cash	1,326,210	340,627
Rent receivables	47,614	18,007
Prepaid expenses	(522,056)	(479,500)
Deferred costs	(5,192)	—
Accounts payable and accrued expenses	(397,784)	11,505
Accrued interest	321	6,319
Accrued real estate taxes	(17,306)	6,384
Unearned rental revenue	41,974	35,009
Other assets	818,721	202,717
Tenants’ security deposits	55,567	52,054

Net cash provided by operating activities	4,232,762	3,085,884

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate investments	(428,068)	(308,360)

Net cash used in investing activities	(428,068)	(308,360)

CASH FLOWS FROM FINANCING ACTIVITIES:

Repurchase of Class 1, Class 2 and Class 3 Units	(938,814)	(276,703)
Payments on mortgages payable	(674,302)	(582,212)
Payoff of mortgage loans	—	(2,143,692)
Deferred financing costs	—	(891,753)
Net proceeds from refinance of mortgages payable	—	7,031,723
Distributions to Class 1, Class 2 and Class 3 Unit holders	(1,670,952)	(1,665,107)
Other assets paid	(2,046,338)	(3,034)

Net cash provided by(used in) financing activities	(5,330,406)	1,469,222

NET INCREASE(DECREASE) IN CASH	(1,525,712)	4,246,746

CASH, beginning of period	6,972,448	14,898,425

CASH, end of period	$5,446,736	$19,145,171

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION — Cash paid during the period for interest	$2,877,754	$3,000,882

See notes to condensed consolidated financial statements.

JCM PARTNERS, LLC

Funds From Operations (FFO)

We use a supplemental performance measure, Funds from Operations (“FFO”), along with net income, to report operating results. We believe that in our industry, FFO provides relevant information about operations and is useful, along with net income, for an understanding of our operating results. The Company believes that FFO is useful as a measure of the performance of the Company because, along with cash flows from operations, investing activities, and financing activities, they provide an understanding of the ability of the Company to incur and service debt, make capital expenditures and make distributions to members.

FFO is calculated by making various adjustments to net income. Depreciation, amortization and write off of deferred debt issuance costs are added back to net income as they represent non-cash charges. In addition, gains on sale of real estate investments and extraordinary items are excluded from the FFO calculation. FFO is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles in the United States of America. Further, FFO is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity.

	Three months ended
	March 31,
	2004	2003
Net Income	$185,137	$555,960

Adjustments:

Depreciation and amortization:
Real property	2,303,425	2,169,440
Capitalized leasing expenses	23,863	21,203

Discontinued operations:

Depreciation	15,526	37,791

Capitalized leasing expenses	2,134	2,134

Loss on impairment of assets	250,000	—

Write-off of deferred debt issuance costs:	—	10,578

Funds from operations	$2,780,085	$2,797,106

Funds from operations per unit	$0.04	$0.03

Income (loss) per outstanding Unit (per Income Statement)

From continuing operations	$0.00	$0.01

From discontinued operations	$(0.00)	$(0.00)

Net Income per Unit (per Income Statement)	$0.00	$0.01

Weighted average units	79,291,816	83,255,265

For the quarter ending March 31, 2004, FFO was $2,780,000 as compared to $2,797,000 for the same quarter last year. FFO remained relatively flat while on a per Unit basis, FFO increased by $0.01 primarily due to the lower weighted average number of Units outstanding during the first quarter of 2004 compared to the same period in 2003.